NEITHER THIS CONVERTIBLE NOTE NOR THE UNDERLYING SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE HOLDER (AS DEFINED BELOW) MAY NOT TRANSFER THIS CONVERTIBLE NOTE, OR ANY SHARES ISSUED PURSUANT TO ITS CONVERSION PROVISION, UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH NOTE OR SUCH SHARES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, (ii) THE COMPANY FIRST RECEIVES A LETTER FROM AN ATTORNEY, ACCEPTABLE TO THE COMPANY OR ITS AGENTS, STATING THAT IN THE OPINION OF THE ATTORNEY THE PROPOSED TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND UNDER ALL APPLICABLE STATE SECURITIES LAWS, OR
(iii)  THE  TRANSFER  IS  MADE  PURSUANT  TO  RULE 144 UNDER THE SECURITIES ACT.

                                 EXELIXIS, INC.

                                5.75% CONVERTIBLE
                              NOTE DUE MAY 22, 2006

                                                 South San Francisco, California

FOR VALUE RECEIVED, Exelixis, Inc., a Delaware corporation (the "Company"), hereby promises to pay, subject to the conversion provisions in Section 6 herein, to Protein Design Labs, Inc., a Delaware corporation, or its permitted transfers and assigns (the "Lender" or "Holder") the principal sum of THIRTY MILLION DOLLARS ($30,000,000) plus interest plus enforcement costs (including, but not limited to, reasonable attorney fees) thereon (collectively, the "Obligations") on the earlier of (i) a "Change in Control" (as hereinafter defined) of the Company; and (ii) May 22, 2006 (such earlier date being the "Maturity Date"). A "Change in Control" of the Company would occur if the Company sells, conveys or otherwise disposes of all or substantially all of its property or business, or merges or consolidates with any other corporation or business entity (other than a wholly-owned subsidiary of the Company) or effects any other transaction or series of transactions in which (I) the members of the Board of Directors of the Company prior to the transaction or series of transactions constituting the putative Change in Control event do not constitute a majority of the members of the Board of Directors of the enterprise following completion of the transaction or series of transactions constituting the putative Change in Control event (and in any event excluding from any such calculation any members of the Board of Directors who prior to such transaction(s) were members of the Board of both the Company and such other company or entity); and (II) the stockholders of the Company immediately prior thereto own less than a majority of the outstanding voting securities of the Company (or its successor or parent) immediately thereafter.

SECTION 1. INTEREST. Interest on the outstanding principal amount shall be cumulative, accrue at the rate of 5.75% per annum (or, if lower, the maximum rate permitted by law), and be paid in cash annually in arrears from and after the date hereof until and including the Maturity Date, unless this convertible note ("Note") is converted pursuant to Section 6 hereof, in which case accrued interest thereon (whether or not yet payable) shall be payable in cash to Lender within thirty (30) days of such date of conversion. Any interest not paid when due shall accrue interest at a rate of 10% per annum (or, if lower, the maximum rate permitted by law) and shall be treated as principal for the purposes of
Section  6  hereof  until  paid.

SECTION 2. NOTE PURCHASE AGREEMENT. This Note has been issued pursuant to a Note Purchase Agreement (the "Note Purchase Agreement") dated as of the date hereof by and among the Company and the Holder. The Company shall keep or cause to be kept at its principal office appropriate records for the recordation of the name and address of the Holder, which address may be changed from time to time effective ten (10) days after receipt of written notice of such change from the Holder.

SECTION 3. DEFAULT. The occurrence of one or more of the following events shall constitute an event of default ("Event of Default"):

3.1 The Company shall fail to pay any of the Obligations when the same shall have become due and payable.

3.2 The Company shall fail to pay any of its material debts or other material obligations (other than the Obligations under this Note) when the same shall have become due and payable.

3.3 The entry of a decree or order by a court having jurisdiction adjudging the Company as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization arrangement, adjustment, or composition of or in respect of the Company under the Bankruptcy Act, as amended, or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, or trustee of the Company, or any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

3.4 The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Act, as amended, or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, or trustee of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

3.5 The Company shall (a) be in breach of any material term or provision of this Note; (b) be in breach under Section 12.2 of the Collaboration Agreement of even date herewith ("Collaboration Agreement"), which breach shall remain uncured as provided thereunder; or (c) be in breach of any material term or provision of the Note Purchase Agreement.

SECTION 4. ACCELERATION. Upon an Event of Default, all Obligations shall become immediately due and payable to the Holder without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Company.

SECTION 5. PREPAYMENTS. The Company may not prepay the amounts due hereunder prior to the third anniversary of this Note. After the third anniversary of this Note, and subject to Holder's right of conversion under Section 6 herein, the Company shall have the right to prepay the amounts due hereunder in whole or in part; provided that the Company meets the following conditions: (a) the Company shall provide the Holder not less than thirty (30) days prior written notice of each prepayment ("Prepayment Notice"), specifying the principal amount or amounts to be prepaid and the prepayment date, and (b) the Company shall pay on the prepayment date the interest accrued to date on the principal amount paid. Any Prepayment Notice shall be irrevocable and binding on the Company; provided any Prepayment Notice shall be deemed rescinded upon notice prior to the prepayment date that Holder intends to exercise its conversion rights.

SECTION  6.  CONVERSION.

6.1 The Holder of this Note shall have the right, at the Holder's option, at any time after the first anniversary of this Note, upon written notice, to convert all of the principal amounts outstanding from time to time under this
Note into the Company's common stock ("Common Stock") at a price per share ("Original Conversion Price") equal to the lower of: (x) $28.175; and (y) 110% of the Fair Market Value (as hereinafter defined) of a share of Common Stock. "Fair Market Value" of a share of Common Stock means: (i) if the Company's stock is traded on NASDAQ or a national securities exchange, the average closing price for such share of Common Stock on such exchange for the twenty (20) trading days immediately prior to the applicable date of conversion, or (ii) if the Company's stock is not traded on NASDAQ or a national securities exchange, the fair market value of the Company's stock on the applicable date of conversion as determined in good faith by the Company's Board of Directors.

6.2 In the event of an exercise of the Holder's rights of conversion under this Section 6, the Holder shall irrevocably be obligated to convert all of the principal amounts then outstanding under this Note and the Company shall, as promptly as practicable after the surrender, but in no event more than fourteen
(14) days after the delivery of the Note for conversion, deliver to the Holder a certificate or certificates representing the number of fully paid and nonassessable shares of Common Stock of the Company into which this Note shall be converted.

6.3 The number of shares of Common Stock which shall be delivered on conversion of principal under this Note shall be an amount determined by dividing the principal under this Note by the Original Conversion Price (or the Conversion Price (as defined below), as determined in accordance with this
Section 6), and rounding the result down to the nearest share. The conversion price from time to time specified in Section 6.1 above may be adjusted from time to time as provided in Section 9, and any adjusted conversion price shall be the "Conversion Price."

6.4 No fractional shares of stock or scrip shall be issued upon conversion of this Note. Instead of any fractional shares of stock which would otherwise be issuable upon conversion of this Note, the Company shall pay in cash an amount equal to the fractional share multiplied by the Conversion Price in respect of such fractional interest.

SECTION 7. ASSIGNMENT, EXCHANGE, OR LOSS OF NOTE. Subject to any transfer restrictions herein, upon presentation and surrender of this Note to the Company at its principal office with a duly executed request for assignment and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Note in the name of the assignee named in such instrument of assignment and this Note shall promptly be canceled.

SECTION 8. RIGHTS OF THE HOLDER. The Holder shall not, by virtue of the provisions in this Note, be entitled to any rights of a stockholder in the Company, either at law or equity.

SECTION 9. ADJUSTMENTS. In case the Company shall, after the receipt of notice pursuant to Section 6.1 but prior to the conversion thereunder: (i) pay a dividend or make a distribution on the Common Stock payable in common shares,
(ii)  subdivide  the  outstanding  Common Stock into a greater number of shares,
(iii)  combine  the  outstanding Common Stock into a lesser number of shares, or
(iv) issue by reclassification of the Common Stock any common shares of the Company, the Holder of this Note shall thereafter be entitled, upon conversion, to receive the number and kind of shares which, if this Note had been converted immediately prior to the happening of such event, the Holder would have owned upon such conversion and been entitled to receive upon such dividend, distribution, subdivision, combination, or reclassification. Such adjustment shall become effective on the day next following (x) the record date of such dividend or distribution or (y) the day upon which such subdivision, combination, or reclassification shall become effective.

SECTION 10. RESTRICTIONS ON TRANSFER. This Note has not been registered under the Securities Act. This Note, or any right hereunder, may not be enforced against the Company by any Holder, except the original Holder herein, (i) unless there is an effective registration covering such note or underlying shares under the Securities Act and applicable state securities laws, (ii) unless the Company receives an opinion of an attorney acceptable to the Company or its agents, that the proposed transfer of the Note complies with the requirements of the Securities Act and any relevant state securities law, or (iii) unless the transfer is made pursuant to Rule 144 under the Securities Act.

SECTION 11. NOTICES. All notices and other communications required or permitted under this Note shall be validly given, made, or served if in writing and delivered personally, via overnight courier or sent by registered mail, to the Company at the following address:

     Exelixis,  Inc.
     170  Harbor  Way
     P.O.  Box  511
     South  San  Francisco,  California  94083-0511
     Attn:  Chief  Executive  Officer

With  a  copy  to:

     Exelixis,  Inc.
     170  Harbor  Way
     P.O.  Box  511
     South  San  Francisco,  California  94083-0511
     Attn:  General  Counsel

All notices and other communications required or permitted under this Note shall be validly given, made or served if in writing and delivered personally, via overnight courier or sent by registered mail, to the Holder at the following address:
     Protein  Design  Labs,  Inc.
     34801  Campus  Drive
     Fremont,  California  94555-3606
     Attn:  Chief  Executive  Officer

With  a  copy  to:
     Protein  Design  Labs,  Inc.
     34801  Campus  Drive
     Fremont,  California  94555-3606
     Attn:  General  Counsel

Changes to a party's address information provided herein shall be effected by notice to the other party as provided herein.

SECTION 12. LAW GOVERNING. This Note shall be governed by and construed in accordance with the internal laws of the State of California.

SECTION 13. TITLES AND CAPTIONS; PRESUMPTION. All section titles or captions contained in this Note are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Note. This Note or any section thereof shall not be construed against any party due to the fact that said Note or any section thereof was drafted by said party.

SECTION 14. COMPUTATION OF TIME. In computing any period of time pursuant to this Note, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday, or legal holiday.

SECTION 15. FURTHER ASSURANCES. The Company shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Note.

SECTION 16. PARTIES IN INTEREST. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.
IN WITNESS WHEREOF, a duly authorized officer of Exelixis, Inc. has executed this Note to be effective on this 22nd day of May 2001.

                                   EXELIXIS,  INC.

                                   _______________________
                                   George  A.  Scangos
                                   Chief  Executive  Officer